BOOMERANG SYSTEMS, INC.

CODE OF ETHICS

Introduction

This Code of Ethics (the "Code") embodies the commitment of Boomerang Systems, Inc. and our subsidiaries to promote honest and ethical conduct and to conduct our business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All Senior Financial Officers (as hereinafter defined) are expected to adhere to the principles and procedures set forth in this Code. For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, this Code shall be our code of ethics for our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, "Senior Financial Officers"). This Code is separate and apart from, and in addition to, any policies our company may have in effect, from time to time, relating to our employees, officers and Board of Directors.

This Code strives to deter wrongdoing and promote the following six objectives:
•	Honest and ethical conduct;
•	Avoidance of conflicts of interest;
•	Full, fair, accurate, timely and transparent disclosure;
•	Compliance with applicable government and self regulatory organization laws, rules and regulations;
•	Prompt internal reporting of Code violations; and
•	Accountability for compliance with the Code.

A. Code Compliance and Reporting

Our Senior Financial Officers should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any Senior Financial Officer who becomes aware of any existing or potential violation of this Code should promptly notify the Audit Committee of our Board of Directors (see Exhibit A attached hereto for contact information) (we refer to such contacts as the "Appropriate Ethics Contact"). Acting through our Board of Directors, we will take such disciplinary or preventive action, as we deem appropriate to address any existing or potential violation of this Code brought to our attention.

Any questions relating to how these policies should be interpreted or applied should be addressed to the Appropriate Ethics Contact.

 B. Personal Conflicts of Interest

A "personal conflict of interest" occurs when an individual's private interest improperly interferes with the interests of the company. A conflict of interest exists where the interests or benefits of a person or entity conflict with the interests or benefits of our company. Personal conflicts of interest, whether actual or apparent, are prohibited as a matter of company policy, unless they have been approved or waived by the company. In particular, a Senior Financial Officer must never use or attempt to use his or her position at the company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Service to the company should never be subordinated to personal gain and advantage. Conflicts of interest, whether actual or apparent, should, to the extent possible, be avoided.

Any Senior Financial Officer who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with the Appropriate Ethics Contact.

Our company must report all material related party transactions under applicable accounting rules, Federal securities laws and Commission rules and regulations.

C. Public Disclosure

It is company policy that the information in our public communications, including our filings made with the United States Securities and Exchange Commission, be full, fair, accurate, timely and understandable and shall be timely filed or communicated. Our Senior Financial Officers, who are involved in the company's disclosure process, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the company to others, whether within or outside the company, including the company's independent auditors.

Acting on our behalf, our Senior Financial Officers are required to evaluate the effectiveness of the design and operation of our disclosure controls and procedures within 90 days of the filing date of each periodic report we file with the Commission, and, based on their evaluation, arrive at a conclusion whether these controls and procedures are effective and disclose whether there were any significant changes in our company's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation.

Disclosure controls and procedures are our company's controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit under the Securities Exchange Act of 1934, as amended, are recorded, processed, summarized and reported, within the time periods specified in the Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by our company in the reports that we file or submit under the Exchange Act are accumulated and communicated to our company's management as appropriate to allow timely decisions regarding required disclosure.

D. Compliance with Laws, Rules and Regulations

It is company policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Senior Financial Officer to adhere to the standards and restrictions imposed by those laws, rules and regulations. No Senior Financial Officer may interfere with or seek to improperly influence, directly or indirectly, the auditing of our financial results or records. If a Senior Financial Officer is not aware or familiar with the laws, rules or regulations that apply specifically to our business, they must request that the Appropriate Ethics Contact provide such information.

Generally, it is both illegal and against company policy for any Senior Financial Officer who is aware of material nonpublic information relating to the company or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers. Any Senior Financial Officer who is uncertain about the legal rules involving his or her purchase or sale of any company securities or any securities in issuers with which he or she is familiar by virtue of his or her work for the company should consult with the Appropriate Ethics Contact before making any such purchase or sale.

E. Payment Practices

The United States Foreign Corrupt Practices Act creates certain restrictions on payment and accounting practices which, if not followed, carry civil and criminal liability for both Company and individual Company Personnel. In order to comply with this Act, Company Personnel are to observe the following rules:

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Business and Accounting Practices — Company Personnel must adhere to the legal requirements of each country in which the Company conducts business and employ the highest ethical standards. No undisclosed or unrecorded Company fund or asset is to be established for any purpose, and no false or misleading entries are to be made in the Company’s books or records. No payment on the Company’s behalf is to be made without adequate supporting documentation, or made for any purpose other than as described in such documents. Company Personnel are to comply with the Company’s internal control policies at all times.

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Questionable Payments — With the exception of certain regulatory fees set by the government, all payments, promises to pay, or offers of payment for any thing of value to any foreign official, political party or official thereof from either the Company or private funds in furtherance of Company business are prohibited.

Facilitating payments of a reasonable and customary amount paid to lower-level government officials in foreign countries to perform non-discretionary functions or services that they are obligated to perform are not illegal under United States law if such payments are customary in a particular country and are the only feasible way to obtain government services or action to which the Company is legally entitled. However, such facilitating payments may not be legal under local law. Legal advice concerning any such proposed payment must be sought in advance from, and be approved by, the Chief Executive Officer or Chief Financial Officer.

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Kickbacks — In accordance with U.S. federal law, no Company Person is to make or provide, or offer to make or provide, any kickback in connection with procuring any contract with a customer who is a prime contractor or sub contractor with the U.S. Government. Under the Federal Anti-Kickback Act, a kickback is any money, fee, commission, credit, gift, gratuity or anything of value that is provided to a prime contractor in accordance with a subcontract relating to a prime contract for the purpose of obtaining favorable treatment. Moreover, kickbacks of any kind to or from individuals or companies who conduct business with the Company are prohibited regardless of whether they are a prime contractor. All Company Personnel have an obligation to promptly report to the Chief Financial Officer any possible violation of this policy or of the federal anti-kickback laws. The Company’s involvement in government procurements, including contracts with government and military officials and personnel, as well as contracts with other contractors, are to be above reproach.

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Political Contributions — The Company does not make any contributions or payments to political parties, candidates, or initiative or referendum campaigns, unless such payments are permitted by law and approved by the Chief Executive Officer. This restriction is not intended to discourage Company Personnel from making individual contributions to, or being involved with candidates, parties, initiative referenda or political committees of their choice as private individuals. Such involvement, however, is to be on a Company Person’s own time and at his or her own expense and can in no way indicate the Company’s approval or endorsement of such activity.

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Fraud and False Statements — Company Personnel must not engage in embezzlement, bribery, misappropriation or conversion of property, false statements to the government, or any fraudulent, deceptive or corrupt conduct, with respect to the Company, its customers, suppliers, contractors, or anyone else with whom the Company has business associations.

F.  Amendment, Modification and Waiver

This Code may be amended or modified by our Board of Directors.  Waivers of this Code may only be granted by the Board of Directors or a committee of the Board with specific delegated authority.  Waivers will be disclosed as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any applicable rules relating to the maintenance of the listing of our securities on any stock exchange.

EXHIBIT A

Appropriate Ethics Contact

Audit Committee
Boomerang Systems, Inc.
355 Madison Ave
Morristown, NJ  07960
Or via Email at: beverlyp@boomerangsystems.com

ACKNOWLEDGEMENT
I certify that I have received and read and that I will abide by the Code of Ethics distributed to me on _________________, 200__.

Signature	Date

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